Exhibit 10.21

                              FIRST AMENDMENT

                                   TO THE

                            HANNAFORD BROS. CO.

                STOCK OWNERSHIP PLAN FOR OUTSIDE DIRECTORS


     The Hannaford Bros. Co. Stock Ownership Plan for Outside Directors (the "Plan") was adopted by the Board of Directors, subject to shareholder approval, on March 3, 1995, and approved by shareholders on May 24, 1995. The Plan is hereby amended in the following respects.

     1. The terms used in this Amendment shall have the meanings set forth in the Plan unless the context indicates otherwise.

     2. The penultimate paragraph of Section 5(b) is amended to read as follows:

         "If a Director has designated Common Stock as the deemed investment for the Fees deferred, at the end of each calendar month for which such Fees would otherwise be payable, the Company shall credit the account with the number of Shares that could have been purchased with the amounts deferred, at the Fair Market Value of a Share on the day (or days) the Fees would have been paid in the absence of a deferral election. Further, at the end of each calendar month during which a dividend is paid, the Company shall credit the account with the number of Shares that could have been purchased with the dividend, at the Fair Market Value of a Share on the dividend payment date, based on the number of Shares credited to such account on the dividend record date. Thereafter the Company shall appropriately adjust the number of Shares to reflect any stock split or stock dividend. As of the first day of each calendar month, the Company shall debit an account deemed invested in Common Stock as provided in subsection (ii)(A) above."

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     3.  The penultimate paragraph of Section 5(c) is amended to read as follows:

         "The Company shall pay the amount credited to the Deferral Account of a Director whose Fees are deemed invested in Common Stock by crediting his or her account under the Company's dividend reinvestment plan with the number of Shares credited to the Deferral Account. If a Director does not participate in the dividend reinvestment plan, the Company shall issue a stock certificate to the Director evidencing the Shares. Such certificate may bear a legend specifying any applicable legal restrictions on the transferability of the Shares."

     4.  The last paragraph of Section 5(d) is amended to read as follows:

         "The Company shall pay the amount credited to the Deferral Account of a Director whose Fees are deemed invested in Common Stock by issuing his or her designated beneficiary as soon as practicable following the date of death a stock certificate registered in the beneficiary's name and representing the number of Shares credited to the account."

     5.  Section 6(f) is amended to read as follows:

         "(f) INVESTMENT OF ACCOUNT. Solely for purposes of valuing a Director's Performance Share Deferral Account, such account shall be treated as invested in Common Stock, with any dividends declared thereon deemed reinvested in Common Stock, until distribution of such account is made or commences. If distribution of a Director's Performance Share Deferral Account is not made in a lump sum, solely for purposes of valuing such account after distribution commences, such account shall be credited with interest at the rate paid on five-year U.S. Treasury notes on the first day of the calendar year in which the interest is to be credited or at such other rate as is prescribed by the Committee."

     6. This Amendment shall be effective January 1, 1997.